Exhibit 10.28

Plant Lease Contract

Lessor: Suzhou Suchen Chemical & Plastics Co., Ltd. (hereinafter referred to as “Party A”)

Lessee: TPI Composites (Taicang) Co., Ltd. (hereinafter referred to as “Party B”)

Upon mutual consensus, Party A and Party B hereby conclude the following Contract in connection with the legal lease of Party A’s use right of the industrial property located in No.1, Lugong Road, Taicang Port Economic and Technological Development Zone, Jiangsu Province in the principles of equality, voluntariness, justness and integrity:

Article 1 Location, Area and Purpose of Lease Subject

1.1 Party A agrees to hire out Warehouse #4 in the above-mentioned industrial property (hereinafter referred to as the “plant”) to Party B according to laws for the purpose of manufacturing of wind power blades. The main plant covers a building area of 7500 square meters, and the auxiliary workshop covers a building area of 1500 square meters. See the figure for details.

1.2 Party B guarantees to comply with the national and local house lease related regulations, and will submit to Party A’s management of such plant. During the lease term, without Party A’s written consent, Party B shall not change the housing purpose and structure, nor shall sub-let or sub-lease the plant in disguised form.

Article 2 Lease Term

2.1 The lease term of this plant shall be three years temporarily, of which the initial lease term shall be one year (12 months), and the subsequent lease term shall be two years (24 months). The initial lease term shall be from October 1, 2014 to September 30, 2015.

2.2 Upon expiration of the lease term, Party A shall have the right to take back this plant, and Party B shall return the plant in good condition as is on schedule.

2.3 Where Party B has to lease the plant continuously, then Party B shall submit the renewal application form to Party A in writing within 3 months upon expiration of the lease term. In the event that Party A agrees with Party B’s renewal request, Party B must sign a new lease contract with Party A one month in advance. Otherwise, within one month prior to expiration of lease term, Party A shall have the right to take back the plant or sign a new lease contract with any third parties, to which Party B shall have no objection.

Article 3 Rental and Payment Terms

3.1 Both Party A and Party B agree that the total annual rental (for 12 months) is RMB 1,620,000 (Say RMB One Million Six Hundred and Twenty Thousand only). The rental has included all taxes payable by Party A.

3.2 The rental shall be settled on a quarterly basis. The quarterly rental shall be RMB 405,000 (Say Four Hundred and Five Thousand only), and must be paid by the 15th of every month. Party B shall use the plant on payment, and shall pay the initial rental when the Contract is signed.

3.3 Party B may pay the rental either in cash directly, or by cheque or crediting to the bank account designated by Party A through bank credit voucher.

3.4 Party A shall provide Party B with the invoice within 5 business days after receipt of Party B’s rental.

Article 4 Security Deposit, Management Fee, Utilities and Other Expenses

4.1 Party B shall make the rental down payment of the plant to Party A within 7 days from signing date of the Contract. The down payment shall be rental of one month, amounting to RMB 135,000 (Say RMB One Hundred and Thirty-five Thousand only). In the event that Party B fails to make such down payment on schedule for three days, then Party B shall be deemed as default, and Party A shall have the right to terminate the Contract. After both Party A and Party B fulfill the Contract, down payment received by Party A will be used as security deposit for Party A’s property, and Party A shall provide the payment certificate in writing to Party B.

4.2 Upon expiration of lease term, Party A shall return the plant lease security deposit paid by Party B to Party B without interest after deduction of the expenses payable by Party B hereunder.

4.3 The plant rental shall include the property management fee payable to the Port Management Committee. During the lease term, if the Port Administrator has to charge the property management fee, then Party A shall be liable for paying such property management fee. Party A shall be solely liable for delay in payment, if any.

4.4 Party B shall pay the equipment royalty of RMB _0_ to Party A on schedule.

4.5 During the lease term, Party B shall be liable for any and all utilities incurred by the plant, and shall make payment within 3 days after receipt of bills or receipts or invoices. Otherwise, Party B shall bear the overdue fine incurred thereby, and shall be liable for any and all losses caused by service failure of water and power due to overdue payment. Furthermore, Party B shall pay the expenses incurred by restoration of water and power supply.

4.6 During the lease term, Party B shall install the telephone and other communication devices by itself at its own expense.

4.7 During the lease term, Party A shall allow Party B to repair and decorate the plant without prejudice to the structure, in order to meet Party B’s needs. Party A shall allow Party B to reconstruct entrance to the plant accordingly at Party B’s expense, in order to meet Party B’s logistics needs.

4.8 The power supply capacity of the plant is 500KVA, and will be expanded to 1200KVA to meet Party B’s needs. If requested by Party B, Party A shall offer cooperation to the power supply authority with expenses borne by Party B.

4.9 Party A shall purchase sufficient property insurance for the plant to be leased. In case of accidents to the leased plant, resulting in property loss and profit loss caused to Party B, Party A shall indemnify Party B accordingly.

Article 5 Rights and Obligations of Party A

5.1 Party A shall have the right to collect the rental and other expenses on schedule and provide appropriate vouchers based on mutual conventions.

5.2 During the lease term, Party A shall not hire out the leased plant to any third parties.

5.3 During the lease term, Party A shall have the right to supervise or inspect the safety, fire control and security against the plant leased by Party B from time to time. Party B must timely make correction against any safety, fire control and security issues discovered in supervision and inspection. Where Party B refuses to make correction within 30 days as agreed, then Party B shall be deemed as default, in which case Party A shall have the right to terminate the Lease Contract unconditionally. Except for Party B’s removal facilities and equipment in the plant, all equipment and facilities including decoration shall be protected from any damage, and shall be owned by Party A. Party B shall be liable for all losses arising from termination of the Contract.

5.4 During the lease term, Party A shall be liable for exterior fitment of the plant.

5.5 As to specific issues related to safety, fire control and security of the plant, both Party A and Party B may conclude a supplementary agreement separately.

Article 6 Rights and Obligations of Party B

6.1 Party B shall use the plant under lease for the purpose hereunder, and shall not change the purpose hereof. In the event that Party B has to re-decorate or reconstruct the plant, Party B shall obtain Party A’s prior written consent in advance. Where Party B has to go through the planning, design and fitment formalities with the national authorities according to regulations, Party B must obtain approval from the relevant government authorities, and shall receive the permit prior to construction. Any fitment shall not affect the original structure and style of the plant, nor shall damage the bearing walls and exterior façade of the plant. Prior to fitment, Party B shall install its own water meter and ammeter in place. Prior to commencement of business or operation, Party B shall produce originals of certificates and licenses, and provide corresponding copies thereof to Party A

6.2 During the lease term, Party B shall not mortgage the plant. Where Party B has to sub-let the plant in whole or part, Party B must obtain Party A’s prior written consent. The term of any sub-let or sub-lease agreement shall not exceed the term hereof. Party A shall have the right to increase the rental in order to share the sub-let or sub-lease benefits. Where Party B sub-lets or sub-leases the plant during the lease term without permission, then Party B shall be deemed as default, in which case, Party A shall have the right to terminate the Contract immediately without return of security deposit and rental. Party B shall be liable for any and all economic liabilities caused thereby.

6.3 Party B shall pay the rental, management fee and utilities in full on time strictly in accordance with the Contract.

6.4 Party B’s operating activities shall conform to the relevant national laws and regulations. In case of any illegal behaviors, or in case of fire and other safety accidents due to Party B’s improper management, Party B shall be solely responsible for any economic losses, and shall assume the legal liabilities.

6.5 During the lease term, Party B shall be liable for the interior decoration of the plant, and maintenance of the facilities and equipment. In case of man-made damages, Party B shall be liable for making compensations.

6.6 When the Contract expires, Party B must restore the normal service conditions of the plant. Security deposit will be returned after Party A makes acceptance in writing. Otherwise, Party B shall be deemed as default, without refund of security deposit.

Article 7 Liability for Breach of Contract

7.1 Party A must clear up the plant under lease 3 days prior to the effective date of lease hereunder, so that Party B could use the plant on schedule. Where Party A delays to deliver the plant, then Party A must pay the liquidated damages at 1% of the daily rental per overdue day. If the overdue payment exceeds 30 days, Party B shall have the right to terminate the Contract unconditionally, and Party A must pay rentals of 2 months to Party B as liquidated damages.

7.2 Where Party B fails to pay the rental on schedule, then Party B must pay the liquidated damages at 1% of the daily rental per overdue day. In the event that the overdue payment exceeds 30 days, then Party A shall have the right to terminate the Contract unconditionally. In this case, except for Party B’s removable facilities and equipment in the plant, all equipment and devices including decoration shall be protected from damage, and shall be owned by Party A. Party B shall be liable for all losses arising from termination of the Contract.

7.3 Where Party B fails to pay the management fee and other expenses for 30 days, then Party B shall be deemed as default. Should Party B still fail to make payment upon receipt of Party A’s written notice, then Party A shall have the right to terminate the Contract.

7.4 During the lease term, in the event that either Party A or Party B intends to terminate the Contract early, then Party A or Party B may give a notice to the other party in writing 2 months in advance, failure of which shall be deemed as default. In this case, the breaching party shall pay rentals of 2 months to the non-breaching party as liquidated damages.

7.5 Where Party B fails to return the plant in good conditions to Party A on time upon expiration of lease term, Party B shall pay liquidated damages by double of the rental under the original contract per overdue day.

Article 8 Alteration and Termination of Contract

8.1 Where the land of the plant has to be removed as requested by government authorities at district level or above, then the Lease Contract shall be terminated unconditionally. Party A shall inform Party B of such removal 2 months in advance, to which Party B shall submit unconditionally, and shall withdraw within the specified time limit without any compensations from Party A.

8.2 Where the Contract cannot be fulfilled arising from damage to plant and buildings under lease due to force majeure factors, then both parties shall be held harmless from and against any economic liabilities, and the Contract will be terminated automatically.

8.3 For any matters not mentioned herein or in case of any changes to the Contract, Party A and Party B may sign a supplementary (modification) agreement in writing separately. The supplementary (modification) agreement shall have the same legal effect with the Contract.

Article 9 Miscellaneous

Upon mutual friendly consultation:

9.1 Party B shall be entitled to preemptive right of the plant during the lease term. Party A reserves the right to sell the plant. Party A undertakes that Party B’s lease remains unchanged.

9.2 Party B agrees that Party A has the right to continue keeping its existing wind power blade molds and other devices that are stored in the plant, and promises not to use such molds and devices without permission, until Party A disposes such molds and devices separately.

Article 10 Supplementary Articles

10.1 Both Party A and Party B shall strictly comply with the Contract. Any disputes shall be solved by both parties through consultation in accordance with the Contract. In the event that no agreement is reached through consultation, a lawsuit may be filed to the people’s court according to laws and regulations.

10.2 Any notices given by a party to the other party in execution of the Contract shall be in writing, and may be sent in person, by post or express service. The mailing address shall be subject to the lease address hereunder or the address registered with the administration for industry and commerce.

10.3 The Contract shall enter into force after Party A and Party B sign and affix seal on it. Any modification to the Contract shall be null and void.

10.4 The Contract shall be in quadruplicate with Party A and Party B holding two copies respectively.

Party A (Seal): Suzhou Suchen Chemical & Plastics Co., Ltd.	Party B (Seal): TPI Composites (Taicang) Co., Ltd.

(Seal) Suzhou Suchen Chemical & Plastics Co., Ltd.	(Seal): TPI Composites (Taicang) Co., Ltd.

[SEAL]	[SEAL]

Legal Representative or Authorized Representative (Signature):	Legal Representative or Authorized Representative (Signature):

/s/ ILLEGIBLE	/s/ ILLEGIBLE
August 5, 2014	August 5, 2014

Place of Signing: